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                                                                  Exhibit (h)(3)

                                  AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT

        This Amendment is made as of November 1, 2002, between AMERICAN INDEPENDENCE FUNDS TRUST (the "Trust"), a Delaware business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

        WHEREAS, the parties entered into a Fund Accounting Agreement dated as of May 1, 2002 (the "Agreement"), pertaining to each series portfolio of the Trust other than the series of the Trust known and designated as the Nest Egg Funds;

        WHEREAS, the parties to wish to amend the Agreement to provide that the Nest Egg Funds will be covered under the Agreement, and provide the terms under which the Agreement will apply to the Nest Egg Funds.

        NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

        1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

        2. As of the Effective Date set forth below, Schedule A to the Agreement is amended to add the Nest Eggs Funds set forth on Schedule A to this Amendment and the Nest Egg Funds shall be deemed "Funds" for all purposes under the Agreement. For these purposes, the Effective Date shall be November 1, 2002.

        3. In accordance with Section 3 of the Agreement, the Trust shall pay BISYS the compensation set forth on Schedule A to this Amendment with respect to the Nest Egg Funds.

        4. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

        5. Except as specifically set forth in this Amendment, all provisions of the Agreement and the Schedules thereto remain in full force and effect.



                                    * * * * *

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

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                                              AMERICAN INDEPENDENCE FUNDS TRUST


                                              By: ______________________________

                                              Title: ___________________________



                                              BISYS FUND SERVICES OHIO, INC.


                                              By: ______________________________

                                              Title: ___________________________




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                                   SCHEDULE A

                             TO THE AMENDMENT TO THE
                            FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                        AMERICAN INDEPENDENCE FUNDS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


FUNDS:         The Nestegg Funds covered by this Amendment are set forth below:

               NESTEGG CAPITAL PRESERVATION FUND
               NESTEGG 2010 FUND
               NESTEGG 2020 FUND
               NESTEGG 2030 FUND
               NESTEGG 2040 FUND

FEES: Fund Accountant shall be entitled to receive a fee from each Nestegg Fund of $15,000 per annum, plus out-of-pocket and miscellaneous expenses as set forth in Section 4 of the Agreement. For each Fund having more than one class of shares, an additional charge of $10,000 for each additional class shall apply; however, such charge will be waived for each additional class during the first twenty-four (24) months following the commencement of operations of the relevant class.



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